Exhibit 10.3

Execution Version

GUARANTY AGREEMENT

Dated as of December 22, 2022

of

MSG ENTERTAINMENT GROUP, LLC

i

ii

GUARANTY AGREEMENT

THIS GUARANTY AGREEMENT, dated as of December 22, 2022 (this “Guaranty Agreement”), is made by MSG ENTERTAINMENT GROUP, LLC, a Delaware limited liability company (the “Guarantor”) in favor of the Administrative Agent (as defined below), as agent for itself and the other Secured Parties.

PRELIMINARY STATEMENTS:

I. MSG Las Vegas, LLC, a Delaware limited liability company (the “Borrower”), is entering into that certain Credit Agreement, of even date herewith (as amended, modified, supplemented or restated from time to time, the “Credit Agreement”) with JPMorgan Chase Bank, National Association, as Administrative Agent (the “Administrative Agent”) and the Lenders party thereto from time to time. Capitalized terms used herein have the meanings specified in the Credit Agreement unless otherwise defined herein.

II. The Lenders have agreed to make Loans available to the Borrower on the Closing Date in an aggregate principal amount of $275,000,000.

III. It is a condition to the making of the Loans under the Credit Agreement that this Guaranty Agreement shall have been executed and delivered by the Guarantor and shall be in full force and effect.

IV. The Guarantor will receive direct and indirect benefits from the financing arrangements contemplated by the Credit Agreement. The sole member of the Guarantor has determined that the incurrence of such obligations is in the best interests of the Guarantor.

NOW THEREFORE, in order to induce, and in consideration of, the execution and delivery of the Credit Agreement and the making of the Loans thereunder by each of the Lenders, the Guarantor hereby covenants and agrees with, and represents and warrants to the Administrative Agent, on behalf of the Secured Parties, as follows:

ARTICLE I

GUARANTY.

Section 1.1 The Guarantor hereby irrevocably and unconditionally guarantees to each Secured Party and their respective permitted successors and assigns, the due and punctual payment in full and performance of (a) the principal of and interest on the Loans (including, without limitation, interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), and any other amounts due from the Borrower under the Credit Agreement or any other Loan Document when and as the same shall become due and payable (whether at stated maturity or by required or optional prepayment or by acceleration or otherwise), (b) any other sums which may become due from the Borrower under the terms and provisions of the Credit Agreement or any other Loan Document and (c) all other obligations of the Borrower under the Credit Agreement or any other Loan Document (all such obligations described in clauses (a), (b) and (c) above are herein called the “Guaranteed Obligations”). The guaranty in the preceding sentence is an absolute, present and continuing guaranty of payment and not of collectability and is in no way conditional or contingent upon any attempt to collect from the Borrower or any other guarantor of the Guaranteed Obligations or upon any other action, occurrence or circumstance whatsoever. In the event that the Borrower shall fail so to pay any of such Guaranteed Obligations, the Guarantor agrees to pay the same when due to the Secured Parties entitled thereto, without demand, presentment, protest or notice of any kind, in lawful money of the United States of America, pursuant to the requirements for payment specified in the Credit Agreement. Each default in payment of any of the Guaranteed Obligations shall give rise to a separate cause of action hereunder and separate suits may be brought hereunder as each cause of action arises.

Section 1.2 The Guarantor agrees to pay and to indemnify and save each Secured Party harmless from and against any damage, loss, cost or expense (including attorneys’ (other than in-house counsel) fees) which such Secured Party may incur or be subject to as a consequence, direct or indirect, of (x) any breach by the Guarantor or by the Borrower of any warranty, covenant, term or condition in, or the occurrence of any default under, this Guaranty Agreement, the Credit Agreement or any other instrument referred to therein, together with all expenses resulting from the compromise or defense of any claims or liabilities arising as a result of any such breach or default, (y) any legal action commenced to challenge the validity or enforceability of this Guaranty Agreement, the Credit Agreement or any other instrument referred to therein and (z) enforcing or defending (or determining whether or how to enforce or defend) the provisions of this Guaranty Agreement.

Section 1.3 The Guarantor hereby acknowledges and agrees that its liability hereunder is joint and several with any other Person(s) who may guarantee the obligations and Indebtedness under and in respect of the Credit Agreement.

ARTICLE II

OBLIGATIONS ABSOLUTE.

Section 2.1 The obligations of the Guarantor hereunder shall be primary, absolute, irrevocable and unconditional, irrespective of the validity or enforceability of the Credit Agreement or any other instrument referred to therein, shall not be subject to any counterclaim, setoff, deduction or defense based upon any claim the Guarantor may have against the Borrower or any Secured Party or otherwise, and shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected by, any circumstance or condition whatsoever (whether or not the Guarantor shall have any knowledge or notice thereof), including, without limitation: (a) any amendment to, modification of, supplement to or restatement of the Credit Agreement or any other instrument referred to therein (it being agreed that the obligations of the Guarantor hereunder shall apply to the Credit Agreement or any such other instrument as so amended, modified, supplemented or restated) or any assignment or transfer of any thereof or of any interest therein, or any furnishing, acceptance or release of any security for the Guaranteed Obligations or the addition, substitution or release of any other Guarantor or any other entity or other Person primarily or secondarily liable in respect of the Guaranteed Obligations; (b) any waiver, consent, extension, indulgence or other action or inaction under or in respect of the Credit Agreement or any other instrument referred to therein; (c) any bankruptcy, insolvency, arrangement, reorganization, readjustment, composition, liquidation or similar proceeding with respect to the Borrower or its property; (d) any merger, amalgamation or consolidation of the Guarantor or of the Borrower into or with any other Person or any sale, lease or transfer of any or all of the assets of the Guarantor or of the Borrower to any Person; (e) any failure on the part of the Borrower for any reason to comply with or perform any of the terms of any other agreement with the Guarantor; (f) any failure on the part of any Secured Party to obtain, maintain, register or otherwise perfect any security; or (g) any other event or circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor (whether or not similar to the foregoing), and in any event however material or prejudicial it may be to the Guarantor or to any subrogation, contribution or reimbursement rights the Guarantor may otherwise have. The Guarantor covenants that its obligations hereunder will not be discharged except by indefeasible payment in full in cash of all of the Guaranteed Obligations and all other obligations hereunder.

ARTICLE III

WAIVER.

Section 3.1 The Guarantor unconditionally waives to the fullest extent permitted by law (a) notice of acceptance hereof, of any action taken or omitted in reliance hereon and of any default by the Borrower in the payment of any amounts due under the Credit Agreement or any other instrument referred to therein, and of any of the matters referred to in Article 2 hereof, (b) all notices which may be required by statute, rule of law or otherwise to preserve any of the rights of any Secured Party against the Guarantor, including, without limitation, presentment to or demand for payment from the Borrower or the Guarantor with respect to any Guaranteed Obligations, notice to the Borrower or to the Guarantor of default or protest for nonpayment or dishonor and the filing of claims with a court in the event of the bankruptcy of the Borrower, (c) any right to require any Secured Party to enforce, assert or exercise any right, power or remedy including, without limitation, any right, power or remedy conferred in the Credit Agreement or the Loan Documents, (d) any requirement for diligence on the part of any Secured Party and (e) any other act or omission or thing or delay in doing any other act or thing which might in any manner or to any extent vary the risk of the Guarantor or otherwise operate as a discharge of the Guarantor or in any manner lessen the obligations of the Guarantor hereunder.

ARTICLE IV

OBLIGATIONS UNIMPAIRED.

Section 4.1 The Guarantor authorizes the Secured Parties, without notice or demand to the Guarantor or any other Person who may guarantee the Guaranteed Obligations and without affecting its obligations hereunder, from time to time, in each case, in accordance with the terms and provisions of the Loan Documents: (a) to renew, compromise, extend, accelerate or otherwise change the time for payment of, all or any part of the Loans, the Credit Agreement or any other instrument referred to therein; (b) to change any of the representations, covenants, events of default or any other terms or conditions of or pertaining to the Loans, the Credit Agreement or any other instrument referred to therein, including, without limitation, decreases or increases in amounts of principal, rates of interest; (c) to take and hold security for the payment of the Loans, the Credit Agreement or any other instrument referred to therein, for the performance of this Guaranty Agreement or otherwise for the Indebtedness guaranteed hereby and to exchange, enforce, waive, subordinate and release any such security; (d) to apply any such security and to direct the order or manner of sale thereof as the Secured Parties in their sole discretion may determine; (e) to obtain additional or substitute endorsers or guarantors or release any other Guarantor or any other Person or entity primarily or secondarily liable in respect of the Guaranteed Obligations; (f) to exercise or refrain from exercising any rights against the Borrower, the Guarantor or any other Person; and (g) to apply any sums, by whomsoever paid or however realized, to the payment of the Guaranteed Obligations and all other obligations owed hereunder. The Secured Parties shall have no obligation to proceed against any additional or substitute endorsers or guarantors or to pursue or exhaust any security provided by the Borrower, the Guarantor or any other Person or to pursue any other remedy available to the Secured Parties.

Section 4.2 If an event permitting the acceleration of the maturity of the principal amount of any Guaranteed Obligations shall exist and such acceleration shall at such time be prevented or the right of any Secured Party to receive any payment on account of the Guaranteed Obligations shall at such time be delayed or otherwise affected by reason of the pendency against the Borrower, the Guarantor or any other guarantors of a case or proceeding under a bankruptcy or insolvency law, the Guarantor agrees that, for purposes of this Guaranty Agreement and its obligations hereunder, the maturity of such principal amount shall be deemed to have been accelerated with the same effect as if the Secured Party thereof had accelerated the same in accordance with the terms of the Credit Agreement, and the Guarantor shall forthwith pay such accelerated Guaranteed Obligations.

ARTICLE V

SUBROGATION AND SUBORDINATION.

Section 5.1 The Guarantor will not exercise any rights which it may have acquired by way of subrogation under this Guaranty Agreement, by any payment made hereunder or otherwise, or accept any payment on account of such subrogation rights, or any rights of reimbursement, contribution or indemnity or any rights or recourse to any security for the Guaranteed Obligations or this Guaranty Agreement unless and until all of the Guaranteed Obligations shall have been indefeasibly paid in full in cash.

Section 5.2 The Guarantor hereby subordinates the payment of all Indebtedness and other obligations of the Borrower or any other guarantor of the Guaranteed Obligations owing to the Guarantor, whether now existing or hereafter arising, including, without limitation, all rights and claims described in Section 5.1, to the indefeasible payment in full in cash of all of the Guaranteed Obligations. If the Administrative Agent so requests in writing, any such Indebtedness or other obligations shall be enforced and performance received by the Guarantor as trustee for the Secured Parties and the proceeds thereof shall be paid over to the Administrative Agent promptly, in the form received (together with any necessary endorsements) to be applied to the Guaranteed Obligations, whether matured or unmatured, as may be directed by the Administrative Agent, but without reducing or affecting in any manner the liability of the Guarantor under this Guaranty Agreement.

Section 5.3 If any amount or other payment is made to or accepted by the Guarantor in violation of any of Section 5.1 or 5.2, such amount shall be deemed to have been paid to the Guarantor for the benefit of, and held in trust for the benefit of, the Secured Parties and shall be paid over to the Administrative Agent, for the benefit of the Secured Parties, promptly, in the form received (together with any necessary endorsements) to be applied to the Guaranteed Obligations, whether matured or unmatured, as may be directed by the Administrative Agent, but without reducing or affecting in any manner the liability of the Guarantor under this Guaranty Agreement.

Section 5.4 The Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Credit Agreement and that its agreements set forth in this Guaranty Agreement (including this Article 5) are knowingly made in contemplation of such benefits.

ARTICLE VI

REINSTATEMENT OF GUARANTY.

Section 6.1 This Guaranty Agreement shall continue to be effective, or be reinstated, as the case may be, if and to the extent at any time payment, in whole or in part, of any of the sums due to any Secured Party on account of the Guaranteed Obligations is rescinded or must otherwise be restored or returned by a Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Guarantor or any other guarantors, or upon or as a result of the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to the Guarantor or any other guarantors or any part of its or their property, or otherwise, all as though such payments had not been made.

ARTICLE VII

RANK OF GUARANTY.

Section 7.1 The Guarantor will ensure that its payment obligations under this Guaranty Agreement will at all times rank at least pari passu, without preference or priority, with all other secured and unsubordinated Indebtedness of the Guarantor now or hereafter existing.

ARTICLE VIII

ADDITIONAL COVENANTS OF THE GUARANTOR.

So long as any Guaranteed Obligations are outstanding or the Credit Agreement shall remain in effect, the Guarantor agrees that:

Section 8.1 Maintenance of Existence, Etc. The Guarantor will do or cause to be done all things necessary to preserve, renew and keep in full force and effect (i) its legal existence, (ii) the rights, licenses, permits, privileges, franchises and Intellectual Property material to the conduct of its business; and (iii) all Governmental Approvals and all consents of Persons, in each case necessary at the applicable time in connection with the transactions contemplated by the Loan Documents and the Related Agreements (except for the loss of any such Governmental Approval or consent that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect).

Section 8.2 Financial Information. The Guarantor shall deliver to the Administrative Agent:

(a) as soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of the Guarantor, its balance sheet and related statements of income, comprehensive income, members’ equity and cash flows as of the end of and for such fiscal year, setting forth in each case in comparative form the figures for the prior fiscal year, all certified by a Responsible Officer of the Guarantor, to such Responsible Officer’s knowledge, as presenting fairly, in all material respects, the financial position, results of operations and cash flows of the Guarantor as of the end of and for such fiscal year;

(b) as soon as available and in any event within sixty (60) days after the end of each of the first three fiscal quarters of each fiscal year of the Guarantor, its balance sheet as of the end of such fiscal quarter, the related statements of income for such fiscal quarter and the then elapsed portion of the fiscal year and the related statements of cash flows for the then elapsed portion of the fiscal year, in each case setting forth in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the prior fiscal year, all certified by a Responsible Officer of the Guarantor, to such Responsible Officer’s knowledge, as presenting fairly, in all material respects, the financial position, results of operations and cash flows of the Guarantor as of the end of and for such fiscal quarter and such portion of the fiscal year in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnote disclosures and audit adjustments; and

(c) (i) on the date hereof and (ii) within ten (10) Business Days after the last day of each fiscal quarter of the Guarantor, commencing with the fiscal quarter ending December 31, 2022, a compliance certificate signed by a Financial Officer of the Guarantor, substantially in the form attached hereto as Exhibit A (the “Guaranty Compliance Certificate”), confirming (A) the Guarantor’s compliance with the Minimum Liquidity Covenant, as of the last day of such fiscal quarter (together with calculations demonstrating compliance therewith), and (B) that all Class A Shares used to satisfy the Minimum Liquidity Covenant for such fiscal quarter constituted Unencumbered Class A Shares during the entirety of such fiscal quarter and on the date of such certification.

Section 8.3 Books and Records; Inspection and Audit Rights. The Guarantor will keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Guarantor will permit any representatives designated by the Administrative Agent or any Lender, upon at least 3 Business Days’ notice, to visit and inspect its properties, to examine and make extracts from its books and records, to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

Section 8.4 Merger, Consolidation, Sale of Assets, Etc. The Guarantor will not:

(a) consolidate with or merge with any other Person,

(b) prior to the consummation of the MSG Spin-off Transaction, convey, transfer or lease any individual asset having a value in excess of $25,000,000 or multiple assets having an aggregate value in excess of $50,000,000 in a single transaction or series of transactions to any Person, other than (i) transfers to Affiliates of the Guarantor that are related to the production of entertainment content for presentation at the Project and (ii) transactions that constitute conditions precedent to effecting the MSG Spin-off Transaction, or

(c) except as permitted pursuant to the Pledge Agreement, convey, sell, lease, transfer or otherwise dispose of any Class A Shares.

Section 8.5 Minimum Liquidity Covenant.

(a) On the Closing Date and as of the last day of each fiscal quarter of the Guarantor thereafter (each, a “Minimum Liquidity Test Date”), the amount of Unencumbered Liquidity of the Guarantor shall be equal to or greater than the Minimum Liquidity Amount and for each such Minimum Liquidity Test Date, such Unencumbered Liquidity shall consist of cash (including funds on deposit in the account pledged by the Guarantor to the Administrative Agent pursuant to the Guarantor Account

Pledge Agreement and funds on deposit in any other checking, savings, or brokerage accounts (including, solely with respect to the Closing Date, an amount equal to the Minimum Cash Amount deposited by the Guarantor into the Debt Service Reserve Account on the Closing Date)) in an amount equal to or in excess of the Minimum Cash Amount (the covenant set out in this Section, the “Minimum Liquidity Covenant”).

(b) As used herein, the following terms shall have the meanings given to them below:

(i) “Agreed Value” means, as of any date of determination, 35% of the market value of the Class A Shares, as certified by a Financial Officer in the Guaranty Compliance Certificate delivered for the relevant Minimum Liquidity Test Date.

(ii) “Class A Shares” means the Class A shares of Madison Square Garden Entertainment Corp. owned by the Guarantor.

(iii) “Liquidity Covenant Reduction Date” means the later of (1) the Substantial Completion Date, and (2) the date on which the Borrower provides the Administrative Agent a certificate signed by a Responsible Officer of the Borrower confirming that the external LEDs, interior LEDs and audio systems of the MSG Sphere are operational and ready to be used in live, immersive events substantially in accordance with the LED Contract.

(iv) “Minimum Cash Amount” means (1) prior to the Liquidity Covenant Reduction Date, $75,000,000 and (2) on and after the Liquidity Covenant Reduction Date, $25,000,000.

(v) “Minimum Liquidity Amount” means (1) prior to the Liquidity Covenant Reduction Date, $100,000,000 and (2) on and after the Liquidity Covenant Reduction Date, $50,000,000.

(vi) “Unencumbered Class A Shares” means the Class A Shares that are not subject to any Lien, other than any Lien granted to the Secured Parties pursuant to the Loan Documents.

(vii) “Unencumbered Liquidity” means:

(1) Cash, including funds in checking, savings, or brokerage accounts;

(2) Cash Equivalents which (i) are not the subject of any Lien (other than any Permitted Encumbrance contemplated by clause (m) of the definition thereof) or other arrangement with any creditor to have its claim satisfied out of the asset (or proceeds thereof) prior to the general creditors of the legal and beneficial owner of such asset (whether owned jointly or severally) and (ii) may be converted to cash within five (5) Business Days;

(3) registered, unrestricted and marketable equity and debt securities (whether certificated or not) issued by companies with long-term senior unsecured indebtedness ratings of at least BBB+ from S&P or Baa1 from Moody’s at the market value shown on the applicable brokerage statement (or, if no brokerage statement is available, marked to market on the applicable Minimum Liquidity Test Date, or as soon prior to such Minimum Liquidity Test Date as possible) that are not the subject of any Lien;

(4) the committed, available, unused lines of credit (excluding availability under the Credit Agreement) of such person at any domestic office of any commercial bank organized and regulated under the laws of the United States of America or any State of the United States of America having net assets of at least $5,000,000,000 and rated A-1, P-1 for investments up to one year; and

(5) solely after the consummation of the MSG Spin-off Transaction, an amount equal to the Agreed Value as of the date of determination of the Unencumbered Class A Shares.

Section 8.6 Negative Pledge; Restriction on Indebtedness.

(a) The Guarantor will not, at any time prior to the Liquidity Covenant Reduction Date, (i) either directly or indirectly, incur, create, assume, or permit to exist any Lien of any kind upon the real property designated for development by Guarantor or its affiliates as the “London Sphere” (the “Property”) except for Permitted Encumbrances, and (ii) except as permitted under the Credit Agreement, covenant or agree with any Person to restrict or limit (A) the Guarantor or its successors or assigns from encumbering the Property with a mortgage, deed of trust or other Lien in favor of the Administrative Agent and (B) the Guarantor from granting a security interest in the Property to the Administrative Agent or its successors or assigns, in each case, to secure the Guaranteed Obligations.

(b) The Guarantor will not, at any time (i) prior to the Liquidity Covenant Reduction Date, create, incur, assume or permit to exist any Indebtedness other than the Indebtedness in effect on the Closing Date and set forth on Exhibit B hereto (the “Existing Indebtedness”) and (ii) on or after the Liquidity Covenant Reduction Date, create, incur, assume or permit to exist any Indebtedness other than (A) any Existing Indebtedness that remains outstanding on or after the Liquidity Covenant Reduction Date and (B) Indebtedness that is non-recourse to the Guarantor and its assets other than any of the Guarantor’s Class A Shares in Madison Square Garden Entertainment Corp. that are not used to satisfy the Minimum Liquidity Covenant. For the avoidance of doubt, Existing Indebtedness shall include any refinancing or replacement of the items set forth on Exhibit B hereto so long as the amount so refinanced or replaced does not exceed the amount existing as of the date hereof.

Section 8.7 Restricted Payments. During any time that a Default or Event of Default has occurred and is continuing, the Guarantor will not declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so.

Section 8.8 Compliance with Laws and Obligations. The Guarantor will comply with (a) all laws, including all orders of any Governmental Authority, applicable to it or its property, (b) each Related Agreement to which it is a party and (c) its obligations under each indenture or other agreement or instrument binding upon it or any of its assets, except, in each case, where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. The Guarantor will maintain in effect and enforce policies and procedures reasonably designed to achieve compliance by the Guarantor and its directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

Section 8.9 Post-Closing Obligations. The Guarantor shall, no later than fifteen (15) Business Days after the Closing Date (or such later date as agreed by the Administrative Agent), (i) open with JPMorgan Chase Bank, National Association, the deposit account to be pledged by the Guarantor to the Administrative Agent pursuant to the Guarantor Account Pledge Agreement, (ii) deposit or cause to be deposited (including by a withdrawal from the Debt Service Reserve Account) into such deposit account an amount equal to the Minimum Cash Amount, (iii) execute and deliver to the Administrative Agent the Guarantor Account Pledge Agreement, substantially in the form of Exhibit C attached hereto, and (iv) deliver or cause to be delivered to the Administrative Agent a favorable written opinion (addressed to the Administrative Agent and the Lenders) of Sullivan & Cromwell LLP, counsel for the Borrower and the Guarantor, as to the Guarantor Account Pledge Agreement and the security interest created thereby.

ARTICLE IX

REPRESENTATIONS AND WARRANTIES.

The Guarantor represents and warrants to the Administrative Agent and each other Secured Party as follows:

Section 9.1 Organization; Power and Authority. The Guarantor (a) is duly organized or formed, validly existing and in good standing under the laws of Delaware, (b) has all power and authority and all Governmental Approvals required for the ownership and operation of its properties and the conduct of its business as now conducted and as proposed to be conducted and (c) is qualified to do business, and is in good standing, in every jurisdiction where such qualification is required, except in the case of clauses (b) and (c) where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 9.2 Authorization, Etc. This Guaranty Agreement is within the Guarantor’s limited liability company powers and has been duly authorized by all necessary limited liability company or other organizational and, if required, membership, beneficial ownership or other equityholder action of the Guarantor. This Guaranty Agreement has been duly executed and delivered by the Guarantor and constitutes, when executed and delivered by the Guarantor, a legal, valid and binding obligation of the Guarantor, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 9.3 Disclosure. The Guarantor has disclosed to the Administrative Agent (i) all agreements, instruments and limited liability company or other restrictions to which the Guarantor is subject, and (ii) all other matters known to the Guarantor, that, in each case of clauses (i) and (ii), individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. None of the other reports, financial statements, certificates or other information furnished by or on behalf of the Guarantor to the Administrative Agent or any Lender in connection with the negotiation of this Guaranty Agreement or any other Loan Document, included herein or therein or furnished hereunder or thereunder, when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to forecasts or projected financial information, the Guarantor represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable when made.

Section 9.4 Governmental and Other Approvals; Absence of Conflicts. This Guaranty Agreement (a) does not require any consent or approval of, registration or filing with or any other action by any Governmental Authority, except such as have been obtained or made and are in full force and effect or will be obtained and will be in full force and effect as and when required, (b) do not require any consent or approval of any Person party to any agreement or instrument binding upon the Guaranty, except such as have been obtained or made and are in full force and effect, including the NBA under the NBA Consent, or will be obtained and will be in full force and effect as and when required, (c) will not violate any applicable law, including any order of any Governmental Authority, (d) will not violate the charter, by-laws or other organizational documents of the Guarantor, (e) will not violate or result (alone or with notice or lapse of time, or both) in a default under any indenture or other agreement or instrument binding upon the Guarantor or any of its assets, or give rise to a right thereunder to require any payment, repurchase or redemption to be made by the Guarantor, or give rise to a right of, or result in, any termination, cancellation, acceleration or right of renegotiation of any obligation thereunder (other than violations that, singly or in the aggregate, have not had and are not likely to have a Material Adverse Effect), and (f) except for Liens created under the Loan Documents, will not result in the creation or imposition of any Lien (other than Permitted Encumbrances) on any asset of the Guarantor.

Section 9.5 Compliance with Laws, Other instruments, Etc. The Guarantor is in compliance with all laws, including all orders of Governmental Authorities, applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except, in each case, where the failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Event of Default has occurred and is continuing.

Section 9.6 Information regarding the Borrower. The Guarantor now has and will continue to have independent means of obtaining information concerning the affairs, financial condition and business of the Borrower. No Secured Party shall have any duty or responsibility to provide the Guarantor with any credit or other information concerning the affairs, financial condition or business of the Borrower which may come into possession of such Secured Party. The Guarantor has executed and delivered this Guaranty Agreement without reliance upon any representation by any Secured Party including, without limitation, with respect to (a) the due execution, validity, effectiveness or enforceability of any instrument, document or agreement evidencing or relating to any of the Guaranteed Obligations or any loan or other financial accommodation made or granted to the Borrower or (b) the validity, genuineness, enforceability, existence, value or sufficiency of any property securing any of the Guaranteed Obligations or the creation, perfection or priority of any lien or security interest in such property.

Section 9.7 Solvency. Upon the execution and delivery hereof, the Guarantor is Solvent.

Section 9.8 Investment Company Status. The Guarantor is not an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 9.9 Anti-Corruption Laws and Sanctions. The Guarantor has implemented and maintains in effect policies and procedures reasonably designed to achieve compliance by the Guarantor and its directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Guarantor and, to the knowledge of the Guarantor, its directors, officers, employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Guarantor nor (b) to the knowledge of the Guarantor, any of its directors, officers, employees or agents, that will act in any capacity in connection with or benefit from the credit facility established pursuant to the Credit Agreement, is a Sanctioned Person.

Section 9.10 Litigation. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Guarantor, threatened in writing against the Guarantor (i)(A) as to which there is reasonable possibility of an adverse determination and (B) that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (ii) that involve any of the Transactions or (iii) that involve the Loan Documents.

Section 9.11 No Material Adverse Effect. Since June 30, 2022, there has been no event or condition that has resulted, or would reasonably be expected to result, in a Material Adverse Effect with respect to the Guarantor.

ARTICLE X

TERM OF GUARANTY AGREEMENT.

Section 10.1 This Guaranty Agreement and all guarantees, covenants and agreements of the Guarantor contained herein shall continue in full force and effect and shall not be discharged until such time as all of the Guaranteed Obligations and all other obligations hereunder shall be indefeasibly paid in full in cash and shall be subject to reinstatement pursuant to Article 6.

ARTICLE XI

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

Section 11.1 All representations and warranties contained herein shall survive the execution and delivery of this Guaranty Agreement. All statements contained in any certificate or other instrument delivered by or on behalf of the Guarantor pursuant to this Guaranty Agreement shall be deemed representations and warranties of the Guarantor under this Guaranty Agreement. Subject to the preceding sentence, this Guaranty Agreement embodies the entire agreement and understanding between the Administrative Agent, the other Secured Parties and the Guarantor and supersedes all prior agreements and understandings relating to the subject matter hereof.

ARTICLE XII

AMENDMENT AND WAIVER.

Section 12.1 Requirements. This Guaranty Agreement may be amended, and the observance of any term hereof may be waived (either retroactively or prospectively), with (and only with) the written consent of the Guarantor and the Administrative Agent.

Section 12.2 Binding Effect. No course of dealing between the Guarantor and the Administrative Agent or any other Secured Party nor any delay in exercising any rights hereunder or under the Credit Agreement shall operate as a waiver of any rights of any Secured Party. As used herein, the term “this Guaranty Agreement” and references thereto shall mean this Guaranty Agreement as it may be amended, modified, supplemented or restated from time to time.

ARTICLE XIII

NOTICES.

Section 13.1 All notices and communications provided for hereunder shall be in writing and sent (i) by facsimile if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (ii) by registered or certified mail with return receipt requested (postage prepaid), or (iii) by a recognized overnight delivery service (with charges prepaid), or (iv) by electronic mail. Any such notice must be sent:

(a) if to the Guarantor, to (A) MSG Entertainment Group, LLC, 2 Penn Plaza, New York, New York 10121, Attention of General Counsel (Phone: (212) 465-6454), Email: Jamal.Haughton@msg.com, (B) Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004, Attention: Ralston W. Turbeville (Phone: (212) 558-4000), Email: TurbevilleR@sullcrom.com and (C) Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004, Attention: Robert W. Downes (Phone: (212) 558-4000), Email: DownesR@sullcrom.com, or such other address as the Guarantor shall have specified to the Administrative Agent in writing, or

(b) if to the Administrative Agent, to (A) JPMorgan Chase Bank, National Association, 383 Madison Avenue, 3rd Floor, Mail Code NY1-M165, New York, New York 10179, Attention of James Millard, Executive Director (Phone: (212) 270-2198, Fax: (917) 456-3538, Email: james.g.millard@jpmorgan.com); (B) JPMorgan Chase Bank, National Association, 383 Madison Avenue, 3rd Floor, Mail Code NY1-M165, New York, New York 10179, Attention of Shawn Laljit, Associate (Phone: (212) 270-0504, Fax: (917) 456-9485, Email: shawn.laljit@jpmorgan.com); (C) JPMorgan Chase Bank, National Association, 383 Madison Avenue, 3rd Floor, Mail Code NY1-M165, New York, New York 10179, Attention of Ashish Patel, Analyst (Phone: (212) 622 8091, Email: ashish.patel@jpmchase.com); (D) JPMorgan Chase Bank, National Association, 383 Madison Avenue, 3rd Floor, Mail Code NY1-M165, New York, New York 10179, Attention of David Campbell, Associate (Phone: (212) 270-0567, Fax: (917) 456-3212, Email: david.j.campbell@jpmorgan.com); and (E) JPMorgan Chase Bank, National Association, 383 Madison Avenue, 3rd Floor, Mail Code NY1-M165, New York, New York 10179, Attention of Selina Au Yang, Associate (Phone: (212) 270-0763, Fax: (917) 456-3212, Email: selina.au.yang@jpmorgan.com), with a copy to Winston & Strawn LLP, 200 Park Avenue, New York, New York 10166, Attention of Alan Hoffman (Phone: (212) 294-2643, Fax: (212) 294-4700, Email: ahoffman@winston.com), or such other address as the Administrative Agent shall have specified to the Guarantor in writing.

ARTICLE XIV

MISCELLANEOUS.

Section 14.1 Successors and Assigns. All covenants and other agreements contained in this Guaranty Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and permitted assigns whether so expressed or not.

Section 14.2 Severability. Any provision of this Guaranty Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law), not invalidate or render unenforceable such provision in any other jurisdiction.

Section 14.3 Construction. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such express contrary provision) be deemed to excuse compliance with any other covenant. Whether any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

The article, section and subsection headings in this Guaranty Agreement are for convenience of reference only and shall neither be deemed to be a part of this Guaranty Agreement nor modify, define, expand or limit any of the terms or provisions hereof. All references herein to numbered sections, unless otherwise indicated, are to sections of this Guaranty Agreement. Words and definitions in the singular shall be read and construed as though in the plural and vice versa, and words in the masculine, neuter or feminine gender shall be read and construed as though in either of the other genders where the context so requires.

Section 14.4 Further Assurances. The Guarantor agrees to execute and deliver all such instruments and take all such action as the Administrative Agent may from time to time reasonably request in order to effectuate fully the purposes of this Guaranty Agreement.

Section 14.5 Counterparts; Integration; Effectiveness; Electronic Execution.

(a) This Guaranty Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Guaranty Agreement constitutes the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Guaranty Agreement shall become effective when it shall have been executed by the Guarantor and when the Administrative Agent shall have received a counterpart hereof signed by the Guarantor, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b) Delivery of an executed counterpart of a signature page of this Guaranty Agreement, and/or any document, amendment, approval, consent, information, notice that is an Electronic Signature transmitted by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Guaranty Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Guaranty Agreement shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Guarantor without further verification thereof and without any obligation to review the appearance or form of any such Electronic signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Guarantor hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and the Guarantor, Electronic Signatures transmitted by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Guaranty Agreement shall have the same legal effect, validity and enforceability as any paper original, (B) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Guaranty Agreement in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (C) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Guaranty Agreement based solely on the lack of paper original copies of this Guaranty Agreement including with respect to any signature pages thereto and (D) waives any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Guarantor to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

Section 14.6 Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Guaranty Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guaranty Agreement or any other Loan Document or the transactions relating hereto or thereto, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may (and any such claims, cross-claims or third party claims brought against the Administrative Agent or any of its Related Parties may only) be heard and determined in such Federal (to the extent permitted by law) or New York State court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Guaranty Agreement or in any other Loan Document shall (i) affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Guaranty Agreement against the Guarantor or its properties in the courts of any jurisdiction, or (ii) waive any statutory, regulatory, common law, or other rule, doctrine, legal restriction, provision or the like providing for the treatment of bank branches, bank agencies, or other bank offices as if they were separate juridical entities for certain purposes, including Uniform Commercial Code Sections 4-106, 4-A-105(1)(b), and 5-116(b).

(c) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guaranty Agreement or any other Loan Document in any court referred to in Section 14.5(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Guaranty Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01 of the Credit Agreement. Nothing in this Guaranty Agreement will affect the right of any party to this Guaranty Agreement to serve process in any other manner permitted by law.

Section 14.7 Expenses; Limitation of Liability; Indemnity, Etc.

(a) Expenses. The Guarantor shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of outside counsel for the Administrative Agent, in connection with the preparation and administration of this Guaranty Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby shall be consummated), and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Guaranty Agreement, including its rights under this Section, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Loans.

(b) Limitation of Liability. To the extent permitted by applicable law (i) the Guarantor shall not assert, and the Guarantor hereby waives, any claim against the Administrative Agent, any Arranger, any Lender, and any Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet), and (ii) no party hereto shall assert, and each such party hereby waives, any Liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Guaranty Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof; provided that, nothing in this Section 14.7(b) shall relieve the Guarantor of any obligation it may have to indemnify an Indemnitee, as provided in Section 14.7(c), against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(c) Indemnity. The Guarantor shall indemnify the Administrative Agent, each Arranger, and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all Liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Guaranty Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, (ii) the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (iii) any Loan or the use of the proceeds therefrom, (iv) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Guarantor, or any Environmental Liability related in any way to the Guarantor, or (v) any actual or prospective Proceeding relating to any of the foregoing, whether or not such Proceeding is brought by the Guarantor or its equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such Liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from the gross negligence, bad faith or willful misconduct of such Indemnitee. This Section 14.7(c) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim. In no event shall the Guarantor be liable for any special, consequential or punitive damages.

(d) Lender Reimbursement. Each Lender severally agrees to pay any amount required to be paid by the Guarantor under paragraphs (a), (b) or (c) of this Section 14.7 to the Administrative Agent and each Related Party of any of the foregoing Persons (each, an “Agent-Related Person”) (to the extent not reimbursed by the Guarantor and without limiting the obligation of the Guarantor to do so), ratably according to their respective Applicable Percentage in effect on the date on which such payment is sought under this Section (or, if such payment is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Applicable Percentage immediately prior to such date), and agrees to indemnify and hold each Agent-Related Person harmless from and against any and all Liabilities and related expenses, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent-Related Person in any way relating to or arising out of the Commitments, this Guaranty Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent-Related Person under or in connection with any of the foregoing; provided that the unreimbursed expense or Liability or related expense, as the case may be, was incurred by or asserted against such Agent-Related Person in its capacity as such; provided further that no Lender shall be liable for the payment of any portion of such Liabilities, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted primarily from such Agent-Related Person’s gross negligence or willful misconduct. The agreements in this Section shall survive the termination of this Guaranty Agreement and the payment of the Loans and all other Guaranteed Obligations.

(e) Payments. All amounts due under this Section 14.7 shall be payable promptly after written demand therefor (and, in any event, not later than thirty (30) days after such demand).

Section 14.8 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Guarantor notifies the Administrative Agent that the Guarantor requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Guarantor that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Guarantor “fair value”, as defined therein and (ii) any treatment of Indebtedness under Accounting Standards Codification 470-20 or 2015-03 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

ARTICLE XV

WAIVER OF JURY TRIAL.

Section 15.1 EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

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IN WITNESS WHEREOF, the Guarantor has caused this Guaranty Agreement to be duly executed and delivered as of the date and year first above written.

MSG ENTERTAINMENT GROUP, LLC

By:	/s/ Philip D’Ambrosio
Name: Philip D’Ambrosio
Title: Senior Vice President and Treasurer

[Signature Page Guaranty Agreement]

Exhibits

Exhibit A	Form of Guarantor Compliance Certificate
Exhibit B	Existing Indebtedness
Exhibit C	Form of Guarantor Account Pledge Agreement